Exhibit 99.1

The Chefs’ Warehouse Announces Two New Board Members

RIDGEFIELD, Connecticut, November 3, 2020 -- The Chefs’ Warehouse, Inc. (NASDAQ:CHEF), a premier distributor of specialty food products in North America, today announced the election of Aylwin Lewis and Ivy Brown to serve on its Board of Directors, effective January 1, 2021. In addition, Mr. Lewis will serve as a member of the Compensation and Human Capital Committee of the Board of Directors and Ms. Brown will serve as a member of the Audit Committee of the Board of Directors.

“We are very excited to welcome Aylwin and Ivy as new independent directors to our Board,” said Christopher Pappas, Chairman and Chief Executive Officer of The Chefs’ Warehouse, Inc.  “Aylwin’s extensive operations, marketing, and culture building experience at public retail and restaurant companies and Ivy’s extensive operations, finance and logistics experience make for two incredible additions to our Board. I am looking forward to their expert guidance as we work together to grow our business in this current pandemic and beyond.”

Aylwin Lewis was most recently the Chairman, Chief Executive Officer and President of Potbelly Corporation (NASDAQ: PBPB), a growing Chicago-based sandwich chain with operations throughout the United States and internationally, from 2008 to 2017. Prior to Potbelly, Aylwin was Chief Executive Officer and President of Sears Holdings Corporation, which was created from the merger of two retail giants, Kmart and Sears. Aylwin was the President and Chief Executive Officer of Kmart at the time of the merger, a distinction that made Aylwin the highest ranking African-American executive in the U.S. retail industry. He has also held various executive positions at both Yum! Brands and Pizza Hut. Aylwin presently serves on the board of directors of Marriott International and VOYA Financial and previously served on the board of directors of The Walt Disney Company, Red Robin Gourmet Burgers and Brews, and Starwood Hotels and Resorts. Aylwin earned his Master’s degree in Business Administration from the University of Houston, Master’s degree in Human Resource Management from Houston Baptist University and Bachelor of Science and Arts degrees from the University of Houston.

Ivy Brown is an accomplished senior executive in the transportation services and package logistics field. Ivy spent 32 years at United Parcel Service, and recently retired as President of UPS Northeast District (Norwood, MA) where she led a $3.8 billion business unit with over 21,000 employees. Ivy was responsible for growing key markets, sales, implementing technology, and all P&L responsibilities. Ivy also has over 20 years of experience as a non-profit board director. She most recently served as a director and member of the compensation committee for the John F. Kennedy Library Foundation. Ivy was a recipient of the United Way “2017 Woman of Impact Award” for her achievements in the areas of professional excellence, contributions to community service, and active assistance to other women in their attainment of professional and leadership skills. Ivy earned her Master’s degree in Business Administration from Golden Gate University and her Bachelor of Science degree from Southern Illinois University, Carbondale.

About The Chefs’ Warehouse
The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor and manufacturer of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415